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EXHIBIT 2

                                                July 11, 1996



Garrett L. Cecchini, Esq.
Wright, Robinson, Osthimer & Tatum
44 Montgomery Street, 18th Floor
San Francisco, CA 94104-4705

Harvey S. Schochet, Esq.
Steefel, Levitt & Weiss
One Embarcadero Center, 29th Floor
San Francisco, CA 94111

Re:
Recapitalization of Radius, Inc.

Gentlemen:

Attached you will find the final draft of the Term Sheet containing the agreement in principle which we believe has
been  reached  regarding  the recapitalization   of  Radius,
Inc. The Term Sheet contemplates that the recapitalization will be accomplished by an out of court voluntary arrangement between Radius and its creditors which the Creditors Committee will actively support. It was agreed, however, that if it
becomes  apparent  that  the recapitalization   cannot  be
accomplished   by  an  out  of  court  voluntary arrangement,  a
petition for reorganization of Radius under Chapter 11 of the United States Bankruptcy Code will be filed to consummate the recapitalization plan. The following is a summary of the procedure for the attempt to achieve the plan voluntarily and filing the pre-packaged Chapter 11 if it becomes necessary.

a. A good faith attempt shall be made by all parties to achieve the recapitalization of Radius, in the manner set forth in the Term Sheet, without the necessity of filing a petition for reorganization of Radius under Chapter 11 of the United States Bankruptcy Code. To that end, the parties shall do the following:

i.The Committee shall, within two (2)days following execution of the Term Sheet by Radius and IBM Credit send out a bulletin to the creditors of Radius indicating:

(i) that the Committee has met and conferred  with Radius and IBM
Credit and  agreed in  principle  that it believes  that it would


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be in the best  interests of all unsecured creditors to
compromise or convert their claims into stock of Radius upon the terms set forth in the Term Sheet;





















































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<PAGE 2>
     (ii) that Radius will, subject to the registration of the necessary stock, make an offer to the creditors to compromise or convert their claims into stock of Radius upon the terms set forth in the Term Sheet;

     (iii) that the Committee recommends that the creditors accept such offer from Radius when received;

     (iv) that if the percentage of creditors specified in the Term Sheet does not accept said offer, a petition for reorganization of Radius under Chapter 11 of the United States
Bankruptcy Code, will be filed proposing a plan of reorganization consistent with the Term Sheet; and

     (v)  that  the  creditors  will  be  receiving  an
informational   package concerning Radius and  a ballot to elect
how their claims will be treated.

     b. In the event that it should become necessary because of:

     i. the failure of Radius to deliver to counsel for the Committee the items specified herein in paragraph C in a timely manner;

     ii. an inability to comply with federal or state securities laws required to issue the preferred and common stock and warrants provided for in the Term Sheet (including an inability to have the registration statement become effective on or before September 30, 1996, (the "Closing Date");

     iii. an inability to obtain the necessary consents of creditors as specified in the Term Sheet, especially in the convenience class;

     iv. the necessity of staying litigation against Radius which would otherwise unreasonably interfere with Radius' ability to continue to operate its business;

     v. protection of Radius' Board of Directors, IBM Credit or the Committee from claims related to their negotiations or other dealings with one another;

     vi. protection of Radius and its creditors from materially adverse tax consequences from the conversion of debt into stock, as provided for in the Term Sheet; or

     vii. an inability, for any other reason, to carry out the provisions of the Term Sheet without the filing of a petition for reorganization of Radius under Chapter 11 of the United States
Bankruptcy Code, on or before the Closing Date;

Radius shall cause to be filed such a petition, in which Radius shall propose a plan of reorganization which is consistent


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with the terms of the Term Sheet, other than those related to registration  of the preferred and common stock and warrants. IBM
Credit and the Committee shall support said Plan.





















































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<PAGE 3>
     c. To facilitate the ability to file such a petition:

i. Radius will prepare and deposit with counsel for the Committee, within seven (7) days from the execution of the Term Sheet, a duly executed petition for reorganization of Radius under Chapter 11 of the United States Bankruptcy Code and certified resolutions of Radius' Board of Directors authorizing the filing of such petition and such other documents as are required to file such a petition;

ii. Radius will prepare and deposit with counsel for the Committee, within twenty one (21) days from the execution of the Term Sheet, an informational document to be used in the solicitation of consents from the creditors to the compromise or conversion of their debt as specified in the Term Sheet, including a prospectus which complies with the disclosure requirements of the SEC for solicitation of such conversion in a voluntary plan and a disclosure statement describing the
recapitalization   plan  specified  in  the  Term  Sheet,
complying  with  all requirements of the United States Bankruptcy
Code.

iii. Radius and the Committee, acting in concert, shall, within five (5) days from delivery of the above described informational document mail said informational document to the creditors of Radius and solicit the consents of the creditors to the compromise or conversion of their debt as specified in the Term Sheet. Radius shall have a period of thirty (30) days from the mailing of said informational document to obtain the necessary consents.

iv. Radius will prepare and deposit with counsel for the Committee, within forty five (45) days from the execution of the Term Sheet, all necessary schedules to the petition, a plan of reorganization consistent with the terms of the Term Sheet, any consents of creditors and shareholders to the plan obtained
and such other   documents   as  are  required  to  file  a
"pre-packaged"   plan  of reorganization.


v. Counsel for the Committee is hereby authorized, upon the occurrence of one of the events specified in paragraph B above, and upon two days notice to, and consultation with, Radius and IBM Credit, to file said petition.

d. To facilitate the payment of the fees of counsel to the Committee for their increased level of services related to communicating with the creditors and soliciting their consent to the recapitalization plan set forth in the Term Sheet, Radius shall pay to said counsel, on an accelerated basis and no less favorable basis as counsel to Radius, the amount shown as owing on said statement. This is not intended,



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however,  to effect a subordination of any of
IBM Credit's claims, liens or other rights.

If the above correctly reflects your agreement, please have your respective clients execute a copy of this letter at the place indicated and return it to us with the executed Term Sheet. We will also obtain the signatures of the Creditors Committee which will be binding on them not only as members of the Committee but as individual creditors as well.















































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<PAGE 4>
[SIGNATURE]
Very truly yours,



    L. Morris Dennis



Agreed to:

RADIUS, INC.                       IBM CREDIT CORPORATION

by /s/ Charles Berger              by /s/ Philip Morse
   ___________________________        ___________________________
       Charles Berger, President          Philip Morse



THE UNOFFICIAL CREDITORS COMMITTEE
  OF RADIUS, INC.



MITSUBISHI ELECTRONICS AMERICA     SCI SYSTEMS

by                                 by
   ___________________________        ___________________
       Carl Carlson, Co-Chairman          Michael Ledbetter, CoChairman



AVNET EMG
MANUFACTURERS' SERVICES LTD.


by
   ____________________________
by
   ___________________________
       Dennis E. Losik
       Rick Bettes













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[SIGNATURE]

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MITSUBISHI INTERNATIONAL
QUANTUM ELECTRONICS


by
   ____________________________
by
   ___________________________
       Takahiro Kitamoto
       Aimee Takamoto



TECH DATA CORP.

by
   ____________________________
       David Vetter